Exhibit 99.1

NEWS RELEASE

For more information contact:

Michael G. Potter

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS

FIRST QUARTER FINANCIAL RESULTS

HILLSBORO, OR – APRIL 23, 2009 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the first quarter ended April 4, 2009.

For the first quarter, revenue was $43.3 million, a decrease of 13% from the $50.0 million reported in the prior quarter, and a decrease of 23% from the $56.6 million reported in the same quarter a year ago.

FPGA revenue for the first quarter was $15.5 million, up 9 percent from the $14.3 million reported in the prior quarter, and up 14% from the $13.7 million reported in the same quarter a year ago. PLD revenue for the first quarter was $27.8 million, down 22% from the $35.7 million reported in the prior quarter, and down 35% from the $42.9 million reported in the same quarter a year ago.

Other (expense) income, net, for the first quarter was an expense of $0.5 million compared to an expense of $7.6 million reported in the prior quarter and income of $1.3 million reported in the same quarter a year ago. Other expense included an impairment charge of $0.7 million in the first quarter of 2009 compared to $8.0 million in the fourth quarter of 2008, related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities.

Net loss for the first quarter was $5.8 million ($0.05 per share), compared to a prior quarter net loss of $14.4 million ($0.12 per share) and a net loss of $3.3 million ($0.03 per share) reported in the same quarter a year ago. These results include intangible asset amortization charges, stock-based compensation expense, restructuring charges and, for the first quarter of fiscal 2009 and fourth quarter of fiscal 2008, an impairment charge on marketable securities. Excluding these items, non-GAAP net loss for the first quarter of 2009 was $3.6 million ($0.03 per share) compared to non-GAAP net loss of $3.7 million ($0.03 per share) for the fourth quarter of 2008 and non-GAAP net income of $1.4 million ($0.01 per share) for the same quarter a year ago.

Bruno Guilmart, Lattice’s President and CEO, commented, “In the past quarter we saw strong gains in the Chinese telecom market and our new products actually grew quarter on quarter. However, consistent with the global economic downturn, the balance of our business experienced continued weakness. Despite the drop in revenue and our lack of profitability we did, through careful management, generate $7.5 million of cash from operations. Profitability is still our highest priority and we continue to work on lowering our cost structure. This includes reducing cost out of our supply chain and examining the cost and location of resources we employ compared to the needs of our customers.”

Michael G. Potter, Lattice’s Corporate Vice President and Chief Financial Officer, added, “I am pleased that we reduced operating expenses 14.8% compared to the same quarter a year before as a result of our 2008 restructuring plan, but as Bruno indicated we will continue to look for and execute on opportunities to further improve our cost structure. In addition, we ended the quarter with $71.4 million of cash and cash equivalents, $60.0 million of other receivables from Fujitsu of which $30.0 million was received shortly after quarter-end and no long term debt. We expect to receive the remaining $30.0 million of other receivables in the fourth quarter of 2009. We believe that our balance sheet will allow us to continue investing and providing our customers with innovative solutions.”

First Quarter Business Highlights:

•

Lattice launched the mid-range LatticeECP3 FPGA family that extends the LatticeECP2M’s value proposition of deep memories, powerful DSP blocks and high data rate SerDes in an economical package by further accommodating the market’s demand for low power devices. The ECP3 is the lowest power SerDes-enabled FPGA in production today. The ECP3 targets wireless and wireline applications, and also PCI Express and broadcast video.

•

Lattice introduced the mixed-signal ispClock5400D, an ultra-low noise clock distribution chip. The 5400D permits overall cost reduction by enabling use of low cost CMOS oscillators instead of the expensive crystal oscillators that are traditionally needed by high performance communications and computing applications.

•

Lattice also re-emphasized our MachXO PLD family through stronger distributor partnerships and the release of a new low cost evaluation kit designed to encourage rapid adoption. Since the MachXO’s introduction we have shipped over 15 million devices. The MachXO is a highly versatile programmable logic solution for those who need a low-density non-volatile device for general purpose I/O expansion, interface bridging and power-up management functions. Designed for a broad range of applications, the MachXO is used in a variety of end markets including consumer, automotive, communications, computing, industrial and medical.

Business Outlook – June 2009 Quarter:

•	Revenue is expected to be plus or minus 5% on a sequential basis

•	Gross margin percentage is expected to be approximately 50% to 52% of revenue which includes the estimated effect of costs incurred to restructure our distribution channels in the Greater China region

•	Total operating expenses are expected to be approximately $27.0 million

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net (loss) income, which we refer to as non-GAAP net (loss) income. This measure is generally based on the revenue from our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net (loss) income excludes amortization of intangible assets, stock-based compensation, impairment of Long-term marketable securities and restructuring charges. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges include expense for items such as stock options and restricted stock units granted to employees and purchases under the employee stock purchase plan. Impairment of Long-term marketable securities relates to an other-than-temporary decline in fair value of our auction rate securities that continue to experience unsuccessful auctions. Restructuring charges consist of expenses and subsequent adjustments incurred under corporate restructuring plans that were initiated in the fourth quarter of 2005, the third quarter of 2007 and the third quarter of 2008, and include items such as severance costs, costs to vacate space under long-term lease arrangements, and other related expenses.

Non-GAAP net (loss) income is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net loss, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net loss, which is our most directly comparable GAAP financial result. For more information, see the Consolidated Statement of Operations contained in this earnings release.

Conference Call and Business Update:

On April 23, 2009, Lattice will hold a telephone conference call at 2:00 p.m. (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. Our financial guidance will be limited to the comments on our public quarterly earnings call and the public business outlook statements contained in this press release.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our business outlook, statements relating to our efforts to improve our cost structure, our efforts to reduce cost out of our supply chain, our expectation that we will receive the remaining $30.0 million of other receivables from Fujitsu in the fourth quarter of 2009 and our belief that our balance sheet will allow us to continue investing and providing our customers with innovative solutions and the statements under the heading “Business Outlook-June 2009 Quarter.” Lattice also believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

We may be unable to improve our cost structure or reduce cost out of our supply chain. Fujitsu may fail to pay some or all of the remaining receivable owed to us on a timely basis, if at all. We may be unsuccessful in utilizing our balance sheet to provide innovative solutions to our customers, and unexpected events could impair our ability to make expected investments. Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as current uncertainty in global macroeconomic conditions which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, the effects of increased costs incurred to restructure our distribution channel in various regions including Taiwan and China, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company’s transition to new distributors in various regions including Taiwan and China, the Company’s dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of the Company’s auction rate securities, the transition to a new executive management team, and the other risks that are described herein and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is the source for innovative FPGA, PLD and Mixed Signal programmable logic solutions. For more information, visit www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries. GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended
	April 4, 2009	January 3, 2009	March 29, 2008
Revenue	$43,336	$49,969	$56,604
Costs and expenses:
Cost of products sold	20,658	25,627	25,160
Research and development	14,891	15,471	17,668
Selling, general and administrative	12,943	13,939	14,999
Amortization of intangible assets (1)	228	1,369	1,481
Restructuring (2)	(25)	259	1,790

	48,695	56,665	61,098

Loss from operations	(5,359)	(6,696)	(4,494)
Other (expense) income, net (3)	(512)	(7,605)	1,333

Loss before provision (benefit) for income taxes	(5,871)	(14,301)	(3,161)
Provision (benefit) for income taxes	(121)	102	93

Net loss	$(5,750)	$(14,403)	$(3,254)

Net loss per share (4):
Basic and diluted	$(0.05)	$(0.12)	$(0.03)

Shares used in per share calculations:
Basic and diluted	115,430	115,456	115,146

Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.

(2)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of fiscal 2005, the third quarter of fiscal 2007 and the third quarter of fiscal 2008. During the first quarter of fiscal 2009, the Company incurred a net credit of less than $0.1 million primarily resulting from changes in original estimates under these restructuring plans. During the fourth quarter of fiscal 2008, the Company incurred restructuring costs of $0.3 million of which $0.2 million primarily related to costs to reduce leased space and $0.1 million primarily related to severance and related costs. During the first quarter of fiscal 2008, the Company incurred costs of $1.8 million, of which $1.3 million primarily related to costs to vacate leased space and $0.5 million in severance costs related to the resignation of the Company’s former President and Chief Executive Officer.

(3)	Includes a $0.7 million loss for the three months ended April 4, 2009 and an $8.0 million loss recorded during the three months ended January 3, 2009 as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities.

(4)	For the three months ended April 4, 2009 and January 3, 2009, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and warrants, as they are antidilutive. There were no outstanding Convertible Notes during these quarters. For the three months ended March 29, 2008, the computation of diluted earnings per share includes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are dilutive.

Reconciliation of GAAP Net Loss to Non-GAAP Net (Loss) Income

(in thousands)

(Unaudited)

	Three months ended
	April 4, 2009	January 3, 2009	March 29, 2008
GAAP net loss	$(5,750)	$(14,403)	$(3,254)
Reconciling items:
Amortization of intangible assets (1)	228	1,369	1,481
Stock-based compensation	1,259	1,165	1,368
Impairment of Long-term marketable securities (2)	665	7,951	—
Restructuring (3)	(25)	259	1,790

Non-GAAP net (loss) income	$(3,623)	$(3,659)	$1,385

Reconciliation of GAAP Net Loss per Share to Non-GAAP Net (Loss) Income per Share

(Unaudited)

	Three months ended
	April 4, 2009	January 3, 2009	March 29, 2008
Basic and diluted (4):
GAAP net loss	$(0.05)	$(0.12)	$(0.03)
Reconciling items:
Amortization of intangible assets (1)	0.00	0.01	0.01
Stock-based compensation	0.01	0.01	0.01
Impairment of Long-term marketable securities (2)	0.01	0.07	—
Restructuring (3)	(0.00)	0.00	0.02

Non-GAAP net (loss) income (5)	$(0.03)	$(0.03)	$0.01

Shares used in Non-GAAP per share calculations (in thousands):
Basic	115,430	115,456	115,146

Diluted	115,430	115,456	119,227

Notes:

(1)	Intangible assets subject to amortization relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 which became fully amortized during the first quarter of 2009.

(2)	Includes a $0.7 million loss for the three months ended April 4, 2009 and an $8.0 million loss recorded during the three months ended January 3, 2009 as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities.

(3)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of fiscal 2005, the third quarter of fiscal 2007 and the third quarter of fiscal 2008. During the first quarter of fiscal 2009, the Company incurred a net credit of less than $0.1 million primarily resulting from changes in original estimates under these restructuring plans. During the fourth quarter of fiscal 2008, the Company incurred restructuring costs of $0.3 million of which $0.2 million primarily related to costs to reduce leased space and $0.1 million primarily related to severance and related costs. During the first quarter of fiscal 2008, the Company incurred costs of $1.8 million, of which $1.3 million primarily related to costs to vacate leased space and $0.5 million in severance costs related to the resignation of the Company’s former President and Chief Executive Officer.

(4)	For the three months ended April 4, 2009 and January 3, 2009, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and warrants, as they are antidilutive. There were no outstanding Convertible Notes during these quarters. For the three months ended March 29, 2008, the computation of diluted earnings per share includes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are dilutive.

(5)	Per share amounts may not add up due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 4, 2009	January 3, 2009
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$71,438	$65,909
Accounts receivable, net	25,264	26,404
Other receivable	60,000	60,000
Inventories	30,276	32,703
Other current assets	29,719	26,820

Total current assets	216,697	211,836
Property and equipment, net	38,014	40,307
Long-term marketable securities (1)	19,662	19,485
Foundry advances, investments and other assets	12,287	20,080
Intangible assets, net	—	228

	$286,660	$291,936

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$22,814	$23,640
Deferred income and allowances on sales to distributors	5,910	5,741

Total current liabilities	28,724	29,381
Other long-term liabilities	6,784	7,616

Total liabilities	35,508	36,997
Stockholders’ equity	251,152	254,939

	$286,660	$291,936

Notes:

(1)	Long-term marketable securities include auction rate securities that have experienced multiple failed auctions, and as a result, such securities are presently considered to be illiquid.

Lattice Semiconductor Corporation

– Supplemental Historical Financial Information –

	Q109	Q408	Q108
Operations Information
Percent of Revenue
Gross Margin	52.3%	48.7%	55.6%
R&D Expense	34.4%	31.0%	31.2%
SG&A Expense	29.9%	27.9%	26.5%
Depreciation Expense (in thousands)	3,091	3,308	3,249
Capital Expenditures (in thousands)	798	1,598	3,207
Balance Sheet Information
Current Ratio	7.5	7.2	2.6
A/R Days Revenue Outstanding	53	48	47
Inventory Months	4.4	3.8	4.7
Revenue% (by Product Family)
FPGA	36%	29%	24%
PLD	64%	71%	76%
Revenue% (by Product Classification)
New	39%	33%	20%
Mainstream	40%	42%	48%
Mature	21%	25%	32%
Revenue% (by Geography)
Americas	20%	22%	22%
Europe (incl. Africa)	21%	21%	22%
Asia	59%	57%	56%
Revenue% (by End Market)
Communications	63%	54%	54%
Industrial & Other	18%	22%	24%
Consumer & Automotive	11%	13%	10%
Computing	8%	11%	12%
Revenue% (by Channel)
Direct	68%	68%	63%
Distribution	32%	32%	37%

New:	LatticeXP2, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager, ispClock

Mainstream:	FPSC, ispXPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z/ZE, ispXPGA, Software and IP

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs